As filed with the Securities and Exchange Commission on March 8, 2007

Registration No. 333-139652

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BigBand Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3663	04-3444278
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

475 Broadway Street, Redwood City, California 94063

650-995-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert E. Horton

Vice President and General Counsel

BigBand Networks, Inc.

475 Broadway Street

Redwood City, California 94063

650-995-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper J. Robert Suffoletta Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 650-493-9300	Christopher L. Kaufman Tad J. Freese Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 650-328-4600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-139652) is to file Exhibits 1.1, 3.1A, 4.1, 5.1, 10.6 and 23.3 to the Registration Statement. Accordingly, a preliminary prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the NASDAQ Global Market listing fee.

SEC registration fee	$15,216
NASD filing fee	15,266
NASDAQ Global Market listing fee	150,000
Printing and engraving	150,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	1,000,000
Blue sky fees and expenses (including related legal fees)	10,000
Transfer agent and registrar fees	20,000
Miscellaneous expenses	39,518

Total	$2,400,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation to be in effect upon completion of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated bylaws of the registrant to be effective upon completion of this offering provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the amended and restated bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provides for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.	Recent Sales of Unregistered Securities.

During the last three years, we have issued unregistered securities as described below.

1. Since December 31, 2003, we granted stock options to purchase an aggregate of 21,487,830 shares of our common stock under our stock plans to employees, consultants, directors and other service providers with exercise prices ranging from $0.20 to $5.28 per share.

2. Since December 31, 2003, we issued and sold an aggregate of 1,802,385 shares of our common stock to employees, consultants, directors and other service providers for aggregate consideration of approximately $1,686,556 under exercises of options granted under the stock plans.

3. On June 29, 2004, we issued and sold 3,618,873 shares of our Class B common stock and 4,008,246 shares of our Series E-2 Preferred Stock to ADC Telecommunications, Inc. as consideration for our acquisition of a business division from them for an aggregate purchase price of approximately $25.1 million.

4. On June 29, 2004, we issued a warrant to purchase 400,825 shares of our Class B common stock to ADC Telecommunications, Inc. in connection with a $7 million loan to us, which was subsequently repaid.

5. On June 29, 2004, we issued and sold an aggregate of 4,403,605 shares of Series E-1 Preferred Stock to thirteen (13) accredited investors in the first closing of our Series E-1 financing for an aggregate purchase price of approximately $19.2 million.

6. On July 2, 2004, we issued and sold 229,043 shares of Series E-1 Preferred Stock to an accredited investor in the second closing of our Series E-1 financing for a purchase price of approximately $1.0 million.

7. On July 16, 2004, we issued and sold an aggregate of 1,104,820 shares of Series E-1 Preferred Stock to five (5) accredited investors in the final closing of our Series E-1 financing for an aggregate purchase price of approximately $4.8 million.

8. On November 5, 2004, we issued a warrant to purchase 160,330 shares of our Series E-1 Preferred Stock to an accredited investor in connection with a loan transaction.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the securities described above were exempt from registration under the Securities Act by virtue of Regulation D promulgated thereunder and/or Section 4(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule or in reliance on Section 4(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering. The recipients of securities under compensatory benefit plans and contracts relating to compensation were our employees, directors or bona fide consultants and received the securities as compensation for services. Appropriate legends have been affixed to the securities issued in these transactions. We believe that each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us. When we have relied on Regulation D promulgated under the Securities Act, the purchasers of the unregistered securities have been accredited investors.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
1.1	Form of Underwriting Agreement

3.1A	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.1B**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering

3.2A**	Amended and Restated Bylaws of the Registrant, as currently in effect

3.2B**	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering

4.1	Specimen common stock certificate of the Registrant

4.2**	Fifth Amended and Restated Investors Rights Agreement, dated as of June 29, 2004, between the Registrant and certain holders of the Registrant’s capital stock named therein

4.3**	Warrant to purchase stock, dated June 29, 2004, issued to ADC Telecommunications, Inc.

4.4**	Warrant to purchase stock, dated February 20, 2003, issued to GATX Ventures, Inc.

4.5**	Warrant to purchase stock, dated November 5, 2004, issued to Horizon Technology Funding Company LLC

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**	Form of Indemnification Agreement between the Registrant and its directors and officers

10.2**	1999 Share Option and Incentive Plan of the Registrant

10.3**	2001 Share Option and Incentive Plan of the Registrant

10.4**	2003 Share Option and Incentive Plan of the Registrant, as amended

10.5**	2004 Share Option and Incentive Plan Sub-Plan for Israeli Employees of the Registrant, as amended

10.6	2007 Equity Incentive Plan

10.7**	Employee Stock Purchase Plan

10.8**	Employment Agreement, dated January 1, 2000, between Amir Bassan-Eskenazi and the Registrant

10.9**	Employment Agreement, dated January 2, 2000, between Ran Oz and BigBand Networks Ltd.

Exhibit Number	Description
10.10**	Offer Letter Agreement, dated October 11, 2003, between John Connelly and the Registrant

10.11**	Offer Letter Agreement, dated August 5, 2004, between Fred Ball and the Registrant, as amended

10.12**	Offer Letter Agreement, dated January 4, 2004, between Robert Horton and the Registrant

10.13**	Offer Letter Agreement, dated October 30, 2006, between Jeffrey Lindholm and the Registrant

10.14**	Letter Agreement, dated January 26, 2006, between Lloyd Carney and the Registrant

10.15**	Letter Agreement, dated January 30, 2006, between Ken Goldman and the Registrant

10.16**	Letter Agreement, dated January 16, 2006, between Robert Sachs and the Registrant
10.17A**	Lease (475 Broadway, Redwood City, California), dated August 20, 2002, between Martin/Campus LLC and the Registrant

10.17B**	First Amendment to Lease (475 Broadway, Redwood City, California), dated February 10, 2005, between MPTP Holding, LLC and the Registrant

10.17C**	Second Amendment to Lease (475 Broadway, Redwood City, California), dated November 30, 2005, between The Board of Trustees of the Leland Stanford University and the Registrant

10.18A**	Sublease Agreement (585 Broadway, Redwood City, California), dated November 30, 2005, between BroadVision, Inc. and the Registrant

10.18B**	First Amendment to Sublease (585 Broadway, Redwood City, California), dated November 2, 2006, between BroadVision, Inc. and the Registrant

10.18C**	Second Amendment to Sublease (585 Broadway, Redwood City, California), dated November 16, 2006, between BroadVision, Inc. and the Registrant

10.19**	Sublease Agreement (8 Technology Drive, Westborough, Massachusetts), dated June 29, 2004, between ADC Telecommunications, Inc. and the Registrant

10.20**	Lease (8 Technology Drive, Westborough, Massachusetts), dated August 25, 2006, between Gateway Sherwood, Inc. and the Registrant

10.21**	Lease Agreement (Tel Aviv, Israel), dated March 16, 2000, between Kanit Hashalom Investments Limited and BigBand Networks Ltd., as amended

10.22**	Loan and Security Agreement, dated August 18, 2006, among Silicon Valley Bank, BigBand Networks BAS, Inc. and the Registrant

10.23**	Offer Letter Agreement, dated February 22, 2007, between David Heard and the Registrant

21.1**	List of subsidiaries of the Registrant

23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.4**	Consent of Empire Valuation Consultants, LLC, an independent valuation firm, dated as of January 22, 2007

24.1**	Power of Attorney

**	Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 8th day of March, 2007.

BIGBAND NETWORKS, INC.

By:	/S/ AMIR BASSAN-ESKENAZI
Amir Bassan-Eskenazi
President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ AMIR BASSAN-ESKENAZI Amir Bassan-Eskenazi	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 8, 2007

/S/ FREDERICK BALL Frederick Ball	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	March 8, 2007

* Lloyd Carney	Director	March 8, 2007

* Dean Gilbert	Director	March 8, 2007

* Ken Goldman	Director	March 8, 2007

* Gal Israely	Director	March 8, 2007

* Ran Oz	Director	March 8, 2007

* Bruce Sachs	Director	March 8, 2007

* Robert Sachs	Director	March 8, 2007

* Geoffrey Yang	Director	March 8, 2007

*By:	/S/ ROBERT HORTON
Robert Horton, as Attorney-in-Fact

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement

3.1A	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.1B**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering

3.2A**	Amended and Restated Bylaws of the Registrant, as currently in effect

3.2B**	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering

4.1	Specimen common stock certificate of the Registrant

4.2**	Fifth Amended and Restated Investors Rights Agreement, dated as of June 29, 2004, between the Registrant and certain holders of the Registrant’s capital stock named therein

4.3**	Warrant to purchase stock, dated June 29, 2004, issued to ADC Telecommunications, Inc.

4.4**	Warrant to purchase stock, dated February 20, 2003, issued to GATX Ventures, Inc.

4.5**	Warrant to purchase stock, dated November 5, 2004, issued to Horizon Technology Funding Company LLC

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**	Form of Indemnification Agreement between the Registrant and its directors and officers

10.2**	1999 Share Option and Incentive Plan of the Registrant

10.3**	2001 Share Option and Incentive Plan of the Registrant

10.4**	2003 Share Option and Incentive Plan of the Registrant, as amended

10.5**	2004 Share Option and Incentive Plan Sub-Plan for Israeli Employees of the Registrant, as amended

10.6	2007 Equity Incentive Plan

10.7**	Employee Stock Purchase Plan

10.8**	Employment Agreement, dated January 1, 2000, between Amir Bassan-Eskenazi and the Registrant

10.9**	Employment Agreement, dated January 2, 2000, between Ran Oz and BigBand Networks Ltd.

10.10**	Offer Letter Agreement, dated October 11, 2003, between John Connelly and the Registrant

10.11**	Offer Letter Agreement, dated August 5, 2004, between Fred Ball and the Registrant, as amended

10.12**	Offer Letter Agreement, dated January 4, 2004, between Robert Horton and the Registrant

10.13**	Offer Letter Agreement, dated October 30, 2006, between Jeffrey Lindholm and the Registrant

10.14**	Letter Agreement, dated January 26, 2006, between Lloyd Carney and the Registrant

10.15**	Letter Agreement, dated January 30, 2006, between Ken Goldman and the Registrant

10.16**	Letter Agreement, dated January 16, 2006, between Robert Sachs and the Registrant

10.17A**	Lease (475 Broadway, Redwood City, California), dated August 20, 2002, between Martin/Campus LLC and the Registrant

10.17B**	First Amendment to Lease (475 Broadway, Redwood City, California), dated February 10, 2005, between MPTP Holding, LLC and the Registrant

10.17C**	Second Amendment to Lease (475 Broadway, Redwood City, California), dated November 30, 2005, between The Board of Trustees of the Leland Stanford University and the Registrant

10.18A**	Sublease Agreement (585 Broadway, Redwood City, California), dated November 30, 2005, between BroadVision, Inc. and the Registrant

10.18B**	First Amendment to Sublease (585 Broadway, Redwood City, California), dated November 2, 2006, between BroadVision, Inc. and the Registrant

Exhibit Number	Description
10.18C**	Second Amendment to Sublease (585 Broadway, Redwood City, California), dated November 16, 2006, between BroadVision, Inc. and the Registrant

10.19**	Sublease Agreement (8 Technology Drive, Westborough, Massachusetts), dated June 29, 2004, between ADC Telecommunications, Inc. and the Registrant

10.20**	Lease (8 Technology Drive, Westborough, Massachusetts), dated August 25, 2006, between Gateway Sherwood, Inc. and the Registrant

10.21**	Lease Agreement (Tel Aviv, Israel), dated March 16, 2000, between Kanit Hashalom Investments Limited and BigBand Networks Ltd., as amended

10.22**	Loan and Security Agreement, dated August 18, 2006, among Silicon Valley Bank, BigBand Networks BAS, Inc. and the Registrant

10.23**	Offer Letter Agreement, dated February 22, 2007, between David Heard and the Registrant

21.1**	List of subsidiaries of the Registrant

23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.4**	Consent of Empire Valuation Consultants, LLC, an independent valuation firm, dated as of January 22, 2007

24.1**	Power of Attorney

**	Previously filed.